Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS THIRD QUARTER 2011 RESULTS

Growth in Loans, Core Deposits and Net Income

(Bridgehampton, NY —October 20, 2011)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, today announced net income and earnings per share for the third quarter of 2011. The Company reported net income and earnings per share for the quarter ended September 30, 2011 of $2.8 million and $.41 per share, including $76 thousand of after tax acquisition costs associated with the Hamptons State Bank (“HSB”) merger, which closed on May 27, 2011.  Highlights of the Company’s financial results for the quarter include:

•                 Core net income of $2.8 million and $.42 per share, a 20% increase over the third quarter of 2010.

•                 Core returns on average assets and equity of .92% and 15.15%, respectively.

•                 Net interest income of $11.5 million, a 22% increase over 2010, with a net interest margin of 4.04%.

•                 Total assets of $1.28 billion at September 30, 2011, 24% higher than September 30, 2010.

•                 Loan growth of 25% or $119 million from September 30, 2010.

•                 Deposits of $1.16 billion, continuing strong growth trends.

•                 Solid asset quality metrics with continued increases in reserve coverage.

•                 Tier 1 Capital increased by $13.7 million or 17.6% from September 30, 2010.

•                 Declared quarterly dividend of $.23 per share.

“Our results reflect the positive convergence of several factors: a growing core banking franchise, new opportunities created by our expansion, and the impact of the HSB acquisition. These factors combined to provide core funding and opportunities for increasing total assets. More importantly, this growth translated to higher revenues and record net income.  Notwithstanding these accomplishments, the economic outlook remains challenging and uncertain, and we continue to strengthen our balance sheet and fortify our organizational structure,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for the quarter ended September 30, 2011 was $2.8 million or $.41 per share, compared to $2.4 million or $.38 per share, for the same period in 2010. Core net income per share was $.42 for the quarter ended September

30, 2011, a 20% increase over the 2010 period.  The increases reflect growth in net interest income, partially offset by higher credit costs and increased expenses.

The increase in interest income reflects a higher level of earning assets funded with core deposits. Average earning assets increased by 23% or $216.9 million during the quarter, with a slightly lower net interest margin of 4.04%.  The margin continues to be impacted by a variety of factors, including higher deposit balances and increased loan demand offset by a high level of lower yielding liquid assets, and historically low market interest rates. The provision for loan losses was $1.5 million for the quarter, $.9 million higher than the comparable 2010 quarter. The increase in the provision for loan losses offsets the higher level of net chargeoffs of $.8 million. Total non interest income, increased $.1 million, attributable to higher fee income and service charges. Non interest expense, excluding $.1 million of acquisition related costs, was higher due to expenses associated with newer branches and compliance initiatives. Core net income for the nine months ended September 30, 2011 increased to $7.9 million or $1.20 per share, compared to $6.8 million or $1.07 per share in the prior year, a 16% increase.

“Our revenue growth, despite the challenging interest rate environment, is principally due to loan portfolio growth. This reflects our ability to leverage the Company’s positive momentum to source, underwrite and execute on lending opportunities, funding them with our traditional core deposits. During a period when many institutions have curtailed lending activity, we have been able to provide, on our terms, funding for creditworthy consumers and businesses. This higher revenue, however, continues to be impacted by increases in reserves, expenses associated with expansion initiatives and higher costs of compliance.  Regulatory expectations for the industry necessitate increasing size and scale to deliver products and services to customers,” commented Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets grew to $1.283 billion, a 24% increase over the September 2010 level of $1.037 billion, with all growth funded by deposits and capital. This increase reflects strong organic growth in new and existing markets and, to a lesser extent, the impact of the HSB acquisition, in May 2011, which added total assets of $69.0 million. Total asset growth, excluding the impact of the HSB transaction, was strong at $177.6 million or 17% over September 2010, including growth of $79.7 million or 17% in loans, $63.8 million in cash and cash equivalents and $40.1 million or 8% in investments.  Total deposits were $1.156 billion at September 30, 2011 and included $321.8 million of demand deposits. The increase in total deposits at quarter end, exclusive of HSB deposits, reflects organic growth of $172.3 million or 19% compared to September 2010.

Asset quality measures improved as non-performing assets were $6.1 million, 31% lower than the September 2010 level of $8.9 million.  Non-performing loans represent only 1.02% of total loans, compared to 1.86% at September 2010.  The allowance for loan losses increased to $10.2 million, $2.4 million higher than the September 30, 2010 level, and in the quarter, the provision for loan losses of $1.5 million exceeded the net charge-offs of $.8 million. The allowance as a percentage of total loans increased to 1.70% compared to 1.69%, at year end, and 1.62% at September 30, 2010. This ratio was 1.80%, excluding the impact of the acquired HSB loans, which were initially recorded at their fair values.

“Our asset quality measured by any industry metric remains well above our peers and we continue to underwrite and originate new loans utilizing the prudent standards and processes that created this solid underlying loan portfolio.  While non-performing assets declined, we continue to consider alternative strategies to reduce these assets given the extended process for problem loan resolution. During the quarter, the higher level of charge-offs included a $0.6 million charge-off for non-performing land loans.  These charge-offs were offset by an increased provision, and our coverage levels both to total loans and to NPA’s remain strong,” commented Mr. O’Connor.

Stockholders’ equity grew to $82.4 million at September 30, 2011, which reflects the issuance in May 2011 of $5.85 million in common equity in connection with the HSB transaction, shares issued under the Dividend Reinvestment Plan, as well as continued earnings growth, net of dividends. Overall, Tier 1 capital increased to

$91.7 million or 17.6% higher than the September 30, 2010 level.  The Company’s capital ratios exceed all regulatory minimums and we continue to be classified as well capitalized.

Opportunities & Challenges

“We have demonstrated our ability to successfully integrate the former HSB customers and achieve expected cost savings while continuing to execute our business strategy. In addition, we recently obtained OCC approval for our 21st branch in Ronkonkoma, New York. This location’s proximity to MacArthur Airport complements our Patchogue branch and extends our reach into the Bohemia market. We will continue to seek opportunities to expand our reach into other contiguous markets by network expansion, or through the addition of professionals with established customer relationships.”

“The economic environment remains challenging. The national economy continues to struggle as Washington debates the best approach to stimulating the economy and generating jobs. The recovery of the housing market remains sluggish, despite historically low mortgage rates. The downgrade of the US debt and the economic uncertainty in Europe continue to fuel the volatility of the US and global stock markets. Locally, our economy seems to be faring better than the national economy, as many of our customers reported improvement in their businesses compared to 2010. However, we remain mindful of the fragility of the economy, and carefully consider these factors as we evaluate opportunities for growth,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.3 billion, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Brookhaven and Babylon Towns, operates 20 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the  consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values; a failure to realize or an unexpected delay in realizing, the growth opportunities and cost savings anticipated from the Hamptons State Bank merger; an unexpected increase in operating costs, customer losses and business disruptions  following the Hamptons State Bank merger; expanded regulatory requirements as a result of the Dodd-Frank Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	September 30,	December 31,	September 30,
	2011	2010	2010
ASSETS
Cash and Cash Equivalents	$92,535	$22,918	$26,396

Securities Available for Sale, at Fair Value	388,471	323,539	346,590
Securities Held to Maturity	170,062	147,965	147,981
Total Securities	558,533	471,504	494,571

Securities, Restricted	1,485	1,284	1,219

Loans	598,741	504,060	480,020
Less: Allowance for Loan Losses	(10,162)	(8,497)	(7,792)
Loans, net	588,579	495,563	472,228
Premises and Equipment, net	24,238	23,683	23,668
Goodwill	1,951	-	-
Core Deposit Intangible	334	-	-
Accrued Interest Receivable and Other Assets	15,423	13,504	18,461
Total Assets	$1,283,078	$1,028,456	$1,036,543

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$321,762	$239,314	$250,623
Savings, NOW and Money Market Deposits	632,285	544,470	527,908
Certificates of Deposit of $100,000 or more	156,874	90,574	70,356
Other Time Deposits	44,614	42,635	77,362
Total Deposits	1,155,535	916,993	926,249
Federal Funds Purchased and Repurchase Agreements	16,595	21,370	17,094
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	12,591	8,371	11,000
Total Liabilities	1,200,723	962,736	970,345
Total Stockholders’ Equity	82,355	65,720	66,198
Total Liabilities and Stockholders’ Equity	$1,283,078	$1,028,456	$1,036,543

Selected Financial Data:

Capital Ratios
Total Capital (to risk weighted assets)	13.3%	13.7%	13.8%
Tier 1 Capital (to risk weighted assets)	12.0%	12.4%	12.6%
Tier 1 Capital (to average assets)	7.4%	7.9%	7.8%

Asset Quality
Non-performing loans	$6,084	$6,725	$8,926
Real estate owned	-	-	-
Non-performing assets	$6,084	$6,725	$8,926

Non-performing loans/Total loans	1.02%	1.33%	1.86%
Allowance/Non-performing loans	167.03%	126.35%	87.30%
Allowance/Total loans	1.70%	1.69%	1.62%
Allowance/Originated loans	1.80%	1.69%	1.62%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Interest Income	$13,471	$11,377	$37,400	$33,132
Interest Expense	1,949	1,937	5,633	5,907
Net Interest Income	11,522	9,440	31,767	27,225
Provision for Loan Losses	1,450	600	3,050	2,600
Net Interest Income after Provision for Loan Losses	10,072	8,840	28,717	24,625
Other Non Interest Income	1,566	1,429	4,243	3,784
Title Fee Income	200	244	667	817
Net Securities Gains	-	-	135	1,303
Total Non Interest Income	1,766	1,673	5,045	5,904
Salaries and Benefits	4,815	4,111	13,389	11,926
Acquisition Costs	109	-	728	-
Amortization of Core Deposit Intangible	16	-	24	-
Other Non Interest Expense	2,884	2,946	8,875	8,731
Total Non Interest Expense	7,824	7,057	23,016	20,657
Income Before Income Taxes	4,014	3,456	10,746	9,872
Provision for Income Taxes	1,241	1,074	3,337	3,111
Net Income	$2,773	$2,382	$7,409	$6,761
Basic Earnings Per Share	$0.41	$0.38	$1.12	$1.07
Diluted Earnings Per Share	$0.41	$0.38	$1.12	$1.07

Selected Financial Data:

Return on Average Total Assets	0.89%	0.94%	0.86%	0.95%
Effect of Acquisition Costs, Net of Tax	0.03%	-	0.06%	-
Core Return on Average Total Assets	0.92%	0.94%	0.92%	0.95%

Return on Average Stockholders’ Equity	14.75%	15.58%	14.33%	15.28%
Effect of Acquisition Costs, Net of Tax	0.40%	-	0.97%	-
Core Return on Average Stockholders’ Equity	15.15%	15.58%	15.30%	15.28%

Net Interest Margin	4.04%	4.09%	4.06%	4.21%
Operating Efficiency	56.36%	61.40%	58.88%	62.82%
Operating Expense as a % of Average Assets	2.48%	2.77%	2.60%	2.90%

Reconciliation of GAAP and core earnings for the three and nine months ended September 30, 2011 and 2010:

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

As Reported Earnings (GAAP)	$2,773	$2,382	$7,409	$6,761
Adjustments:
Acquisition Costs, Net of Tax	76	-	502	-
Core Earnings	$2,849	$2,382	$7,911	$6,761

Diluted GAAP Earnings Per Share	$0.41	$0.38	$1.12	$1.07
Adjustments:
Acquisition Costs, Net of Tax	0.01	-	0.08	-
Diluted Core Earnings Per Share	$0.42	$0.38	$1.20	$1.07

The table above provides a reconciliation of GAAP earnings and core earnings (GAAP earnings minus acquisition costs for the HSB merger) and GAAP earnings per share and core earnings per share. The Company’s management believes that the presentation of core earnings and core earnings per share provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended September 30,
	2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
(In thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$582,472	$9,555	6.51%	$466,862	$7,660	6.51%
Securities	534,016	4,257	3.16	443,193	4,073	3.65
Deposits with banks	52,104	32	0.24	41,672	24	0.23
Total interest earning assets	1,168,592	13,844	4.70	951,727	11,757	4.90
Non interest earning assets:
Other Assets	66,165			58,077
Total assets	$1,234,757			$1,009,804

Interest bearing liabilities:
Deposits	$791,366	$1,472	0.74%	$653,797	$1,460	0.89%
Federal funds purchased and repurchase agreements	17,391	136	3.10	17,029	136	3.17
Junior Subordinated Debentures	16,002	341	8.45	16,002	341	8.45
Total interest bearing liabilities	824,759	1,949	0.94	686,828	1,937	1.12
Non interest bearing liabilities:
Demand deposits	325,975			255,539
Other liabilities	9,420			6,795
Total liabilities	1,160,154			949,162
Stockholders’ equity	74,603			60,642
Total liabilities and stockholders’ equity	$1,234,757			$1,009,804

Net interest income/interest rate spread		11,895	3.76%		9,820	3.78%

Net interest earning assets/net interest margin	$343,833		4.04%	$264,899		4.09%

Less: Tax equivalent adjustment		(373)			(380)

Net interest income		$11,522			$9,440

	Nine months ended September 30,
	2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
(In thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$543,157	$26,074	6.42%	$454,090	$22,248	6.55%
Securities	492,110	12,373	3.36	416,314	11,893	3.82
Federal funds sold	-	-	-	2,339	5	0.29
Deposits with banks	49,256	91	0.25	25,829	43	0.22
Total interest earning assets	1,084,523	38,538	4.75	898,572	34,189	5.09
Non interest earning assets:
Other Assets	62,725			54,597
Total assets	$1,147,248			$953,169

Interest bearing liabilities:
Deposits	$755,070	$4,203	0.74%	$619,731	$4,499	0.97%
Federal funds purchased and repurchase agreements	16,976	405	3.19	19,338	385	2.66
Federal Home Loan Bank term advances	110	-	-	-	-	-
Junior Subordinated Debentures	16,002	1,025	8.56	16,002	1,023	8.55
Total interest bearing liabilities	788,158	5,633	0.96	655,071	5,907	1.21
Non interest bearing liabilities:
Demand deposits	282,705			233,319
Other liabilities	7,256			5,636
Total liabilities	1,078,119			894,026
Stockholders’ equity	69,129			59,143
Total liabilities and stockholders’ equity	$1,147,248			$953,169

Net interest income/interest rate spread		32,905	3.79%		28,282	3.88%

Net interest earning assets/net interest margin	$296,365		4.06%	$243,501		4.21%

Less: Tax equivalent adjustment		(1,138)			(1,057)

Net interest income		$31,767			$27,225